Exhibit 99.3

PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	July 29, 2018	October 29, 2017

Assets

Current assets:
Cash and cash equivalents	$332,739	$308,021
Accounts receivable	118,727	105,320
Inventories	31,756	23,703
Other current assets	21,698	12,080

Total current assets	504,920	449,124

Property, plant and equipment, net	546,688	535,197
Intangible assets, net	13,507	17,122
Other assets	22,897	19,351

Total assets	$1,088,012	$1,020,794

Liabilities and Equity

Current liabilities:
Current portion of long-term borrowings	$57,893	$4,639
Accounts payable and accrued liabilities	100,949	77,137

Total current liabilities	158,842	81,776

Long-term borrowings	-	57,337
Other liabilities	15,657	16,386

Photronics, Inc. shareholders' equity	770,810	744,564
Noncontrolling interests	142,703	120,731
Total equity	913,513	865,295

Total liabilities and equity	$1,088,012	$1,020,794